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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

Nextel Partners Operating Corp., a Delaware corporation
Nextel WIP Expansion Corp., a Delaware corporation
Nextel WIP Lease Corp., a Delaware corporation
NPCR, Inc., a Delaware corporation
NPFC, Inc., a Nevada corporation
Nextel Partners Equipment Corp., a Nevada corporation
Nextel WIP License Corp., a Delaware corporation
Nextel Partners of Upstate New York, Inc., a Delaware corporation